Exhibit: Press Release

( BW)(MN-MULTIBAND)(MBND) Multiband Provides Update of DirecTECH Holding Co. Proposed Merger

    Company Enters into Agreement to Acquire Controlling Interest in DirecTECH's Michigan Microtech Subsidiary; Parties Extend Time to Complete Merger of Entire Company

    Business Editors

    MINNEAPOLIS--(BUSINESS WIRE)--Jan. 25, 2008--Multiband Corporation (NASDAQ:MBND), the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units, and DirecTECH Holding CO ("DirecTECH") provided an update on the previously disclosed proposed merger between parties. The parties announced today that they have entered into a supplementary revised definitive agreement to their original merger agreement dated October 31, 2007 whereby Multiband, for approximately $6.1 million, through the issuance of approximately 1,490,000 shares of Multiband's restricted common stock and a long term promissory note for approximately $2.2 million, will purchase a 51% interest in Michigan Microtech, Inc ("Michigan"), a wholly owned DirecTECH subsidiary. As a result of the acquisition, Multiband will consolidate Michigan's financial results. Michigan had 2007 unaudited revenue for the first eleven months of its fiscal year of $23.5 million and was profitable. The closing of the transaction is currently scheduled for February 2008 and is subject to a variety of customary closing conditions, including, but not limited to, lender approval of the transaction.

    Multiband and DirecTECH have also extended the time to complete their merger from March 31, 2008 to December 31, 2008 since neither party has yet satisfied all of the closing conditions to the merger, including shareholders' approval of the joint merger proxy. The companies intend to complete the original merger transactions as soon as possible during 2008.

    "The acquisition of Michigan will allow us to consolidate the results of these significant operations of DirecTECH immediately upon the closing of the transaction, while both parties continue the steps necessary to complete the acquisition of DirecTECH," said James Mandel, Multiband's CEO. "In the interim, we look forward to completing the acquisition of Michigan in the near term and combining and integrating their Upper Midwest operations into Multiband."

    The Company also announced today that a hearing has been scheduled with the NASDAQ stock market on February 7, 2008 to discuss Multiband's compliance with the continuing listing requirements of the NASDAQ stock market. The Company received a NASDAQ Staff Determination letter on November 21, 2007 indicating the Company fails to comply with NASDAQ marketplace rule 4310c3 which requires the Company to have $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recent completed fiscal years; or $35 million market value of listed securities or $2.5 million in stockholders' equity. Multiband's stockholder's equity as reflected on its Form 10-Q for the period ended September 30, 2007 was approximately $1.9 million. The Company received an additional staff determination letter on January 18, 2008 that stated that since the Company has not complete its merger with DirecTECH as of that date, that the Company has not, as of January 18, 2008, provided NASDAQ with a definitive plan of compliance with NASDAQ marketplace rule 4310c3. In addition, NASDAQ staff has notified the Company that, if consummated, the merger with DirecTECH would be considered a "reverse merger" as described in Marketplace Rule 4340(a) and thus the post-transaction Company will be required to meet all the initial NASDAQ listing requirements, including Marketplace Rule 4310(c)(2).

    Upon consummation of the Michigan transaction, the Company believes that it will have sufficient stockholders' equity to comply with Marketplace Rule 4310 (c)(3) for continued listing. The company has also appealed the NASDAQ staff's determination that the completion of the DirecTECH merger would constitute a "reverse merger". The Company believes that the acquisition of Michigan would not constitute a reverse merger, since Multiband is not issuing more than 20% of its common stock. Multiband shareholder approval is not a prerequisite to the closing of the Michigan purchase since the Company will be issuing less than 20% of its currently outstanding shares of common stock to effectuate the transaction.

    The Company intends to address the aforementioned issues with NASDAQ at the hearing scheduled for February 7, 2008. However, there can be no assurance that the Panel will grant the Company's request for initial listing.

    About Multiband

    Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services.

    Safe Harbor for Forward Looking and Cautionary Statements

    Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).